Exhibit 22.2

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                                                         Contacts:
                                                         Alfred R. Camner
                                                         Chief Executive Officer
                          NEWS RELEASE
                                                         James A. Dougherty
                            BANKUNITED                   Chief Operating Officer

                  Nasdaq National Market:  BKUNA         Samuel Milne
                                                         Chief Financial Officer

                                                         PHONE (305) 569-2000
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            BankUnited Financial Corporation * 255 Alhambra Circle
                         * Coral Gables, Florida 33134
               BANKUNITED, FSB * PRIVATE AND RELATIONSHIP BANKING
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FOR IMMEDIATE RELEASE
---------------------
February 13, 1997

                BANKUNITED ANNOUNCES CONVERSION OF TWO CLASSES OF
                                 PREFERRED STOCK

CORAL GABLES, FL -- Alfred R. Camner, Chairman and CEO of BankUnited Financial Corporation (NASDAQ: BKUNA) today announced that Frost-Nevada, Ltd., a limited partnership controlled by Dr. Phillip Frost, the holder of BankUnited's Series C and Series C-II classes of preferred stock, has exercised its right to convert both classes to Class A Common Stock. BankUnited had previously exercised its right to call both classes of preferred stock.

The Company called all 363,636 outstanding shares of its Series C Noncumulative Convertible Preferred Stock at $5.50 per share. The shares will be converted to Class A Common Stock at an exchange ratio of 1.45 shares of Common Stock for each share of Series C Preferred Stock.

BankUnited also called all 222,223 outstanding shares of its Series C-II Noncumulative Convertible Preferred Stock at $9 per share. The shares will be converted to Class A Common Stock at an exchange ratio of 1.32 shares of Common Stock for each share of Series C-II Preferred Stock.

Headquartered in Coral Gables, BankUnited currently is the fourth largest publicly-held financial institution based in the tri-county South Florida region, operating 15 branches in Dade, Broward and Palm Beach counties of southeast Florida.

BankUnited Financial Corporation is traded on the Nasdaq National Market. Its common stock trades under the symbol of BKUNA, Preferred stocks trade under the symbols BKUNO, BKUNP and BKUNN.

CONTACT:          SAMUEL MILNE, CFO, BANKUNITED, (305) 569-2000
                  Distributed by:        Boardroom Communications (954) 321-6334
                  Contact:               Linda Greck or Julie Silver